Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2021

Company Increases Full-Year 2021 Guidance on Strength of First Half Results

BALTIMORE, MARYLAND - August 5, 2021 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the second quarter and six months ended June 30, 2021.

Unless indicated otherwise, the results presented below relate to Continuing Operations, which encompass Laureate's operations in Mexico and Peru, as well as Laureate's Corporate overhead expenses.

Second Quarter 2021 Highlights (compared to second quarter 2020):

•	On a reported basis, revenue increased 8% to $327.6 million, primarily driven by higher enrollment in Peru. On an organic constant currency basis[1], revenue increased 9%.

•	Operating income for the second quarter of 2021 was $57.7 million, compared to operating income of $29.1 million for the second quarter of 2020.

•	Net loss (including Discontinued Operations) for the second quarter of 2021 was $(29.2) million, which was attributable to a loss on debt extinguishment of $77.9 million as a result of the full repayment of the senior notes, as compared to net loss of $(311.6) million for the second quarter of 2020, which was attributable to impairment charges of $445.1 million.

•	Adjusted EBITDA for the second quarter of 2021 was $107.1 million, as compared to Adjusted EBITDA of $94.1 million for the second quarter of 2020.

Six Months Ended June 30, 2021 Highlights (compared to six months ended June 30, 2020):

•	New enrollments increased 13%.

•	Total enrollments increased 9%.

•	On a reported basis, revenue increased 5% to $522.3 million. On an organic constant currency basis, revenue increased 7%.

•	Operating loss for the six months ended June 30, 2021 was $(28.7) million, as compared to operating loss of $(47.9) million for the six months ended June 30, 2020.

•	Net loss (including Discontinued Operations) for the six months ended June 30, 2021 was $(194.2) million, mainly attributable to impairment charges of $65.1 million and the $77.9 million loss on debt extinguishment, as compared to net loss (including Discontinued Operations) of $(213.3) million for the six months ended June 30, 2020, which was mainly attributable to impairment charges of $448.9 million partially offset by a discrete tax benefit.

•	Adjusted EBITDA for the six months ended June 30, 2021 was $116.8 million, as compared to Adjusted EBITDA of $64.7 million for the six months ended June 30, 2020. The increase in Adjusted EBITDA resulted from strong operating performance in Peru and Corporate G&A efficiencies.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “The resiliency of Laureate's business model has been proven throughout the COVID-19 pandemic. We have seen a return to growth and are now at total enrollment levels that are above where we were pre-pandemic. The strength of our operating results in the first half of the year gives us confidence to announce an improvement in our outlook for the remainder of 2021.”

[1]	Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

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Second Quarter 2021 Results

For the second quarter of 2021, revenue on a reported basis was $327.6 million, an increase of $23.7 million, or 8%, compared to the second quarter of 2020, due primarily to higher enrollment in Peru. On an organic constant currency basis, revenue increased 9%. The operating income for the second quarter of 2021 was $57.7 million, compared to an operating income of $29.1 million for the second quarter of 2020, an increase of $28.6 million. Net loss (including Discontinued Operations) for the second quarter of 2021 was $(29.2) million, which was mainly driven by a loss on debt extinguishment of $77.9 million as a result of the full repayment of the senior notes, as compared to net loss (including Discontinued Operations) of $(311.6) million for the second quarter of 2020, which was driven by the impairment charges. Basic and diluted loss per share were $(0.15) for the second quarter of 2021.

Adjusted EBITDA for the second quarter of 2021 was $107.1 million, as compared to Adjusted EBITDA of $94.1 million for the second quarter of 2020, an increase of $13.0 million.

Six Months Ended June 30, 2021 Results

New enrollments for the six months ended June 30, 2021 increased 13%, compared to new enrollment activity for the six months ended June 30, 2020, and total enrollments were up 9% compared to the prior year period. New and total enrollments in Peru increased 14% and 18%, respectively, as compared to the prior-year period, driven by a robust primary intake cycle during the 2021 period and increased retention rates. Mexico’s primary intake will occur in September. For Mexico’s smaller intake during the six months ended June 30, 2021, new enrollments were up 11% compared to the prior-year period, and total enrollment was up 1%.

For the six months ended June 30, 2021, revenue on a reported basis was $522.3 million, an increase of $26.1 million, or 5%, when compared to the six months ended June 30, 2020. On an organic constant currency basis, revenue increased 7%. The operating loss for the six months ended June 30, 2021 was $(28.7) million compared to an operating loss of $(47.9) million for the six months ended June 30, 2020, a decrease in operating loss of $19.2 million. Net loss (including Discontinued Operations) for the six months ended June 30, 2021 was $(194.2) million, mainly attributable to the impairment charges and loss on debt extinguishment, as compared to net loss (including Discontinued Operations) of $(213.3) million for the six months ended June 30, 2020, which was mainly attributable to the impairment charges, partially offset by a discrete tax benefit. Basic and diluted loss per share for the six months ended June 30, 2021 were $(0.99).

Adjusted EBITDA for the six months ended June 30, 2021 was $116.8 million, as compared to Adjusted EBITDA of $64.7 million for the six months ended June 30, 2020. The increase in Adjusted EBITDA resulted from strong operating performance in Peru and Corporate G&A efficiencies.

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Balance Sheet and Capital Structure

Laureate has a strong financial position with significant liquidity. As of June 30, 2021, Laureate had $533 million of cash (of which $105 million was recorded at subsidiaries that were classified as held for sale), and gross debt of $179 million. Accordingly, total cash, net of debt, was $354 million as of June 30, 2021.

The cash and debt balances as of June 30, 2021 are prior to approximately $1.3 billion of net proceeds that are anticipated from the sale of Walden University (for which a definitive agreement has been executed) and net of anticipated taxes and fees still to be paid on that transaction as well as previously completed divestitures.

Outlook for Fiscal 2021

Laureate is updating its full-year 2021 guidance to reflect an improved outlook.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2021 results to be as follows:

Continuing Operations 2021

•	Total enrollments expected to be approximately 350,000, reflecting growth of 4% versus 2020;

•	Revenues expected to be in the range of $1,025 to $1,065 million, reflecting growth of 2%-6% on an organic constant currency basis versus 2020; and

•	Adjusted EBITDA expected to be in the range of $205 to $215 million, reflecting growth of 13%-18% on an organic constant currency basis versus 2020. Anticipated Adjusted EBITDA in 2021 is prior to rightsizing of Corporate G&A infrastructure and includes approximately $13 million of non-cash charges related to the write-off of an indemnification asset related to a prior period acquisition.

The above outlook assumes that all entities currently included within Continuing Operations remain there for the entirety of 2021. If and when additional entities are required to be moved to Discontinued Operations, our outlook will be subject to revision.

Reconciliations of the forward-looking non-GAAP measures, specifically the 2021 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

[2]	Based on actual FX rates for January-July 2021, and current spot FX rates (local currency per U.S. Dollar) of MXN 19.89 and PEN 3.96 for August 2021 - December 2021. FX impact may change based on fluctuations in currency rates in future periods.

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Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 4322829. Replays of the entire call will be available through August 12, 2021, at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 4322829. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process and any resulting litigation or dispute therewith, (iv) anticipated share repurchases and (v) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including, with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 25, 2021, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and total cash, net of debt (or net cash). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

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Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total cash, net of debt (or net cash) consists total cash and cash equivalents for Continuing Operations and Discontinued Operations, less total gross debt for Continuing Operations and Discontinued Operations. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA and total cash, net of debt (or net cash) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 22 years, we have remained committed to making a positive impact in the communities we serve by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by becoming the first Public Benefit Corporation publicly listed on any stock exchange in the world.

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Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 2Q	YTD 2Q	Change		As of	As of	Change
	2021	2020	Total	Organic	06/30/2021	06/30/2020	Total	Organic
Mexico	45,100	40,500	11%	11%	169,600	168,400	1%	1%
Peru	49,000	42,900	14%	14%	179,600	152,800	18%	18%
Laureate (1)	94,100	83,400	13%	13%	349,200	321,200	9%	9%

(1)	Excludes new and total enrollments for our discontinued operations

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Consolidated Statements of Operations

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2021	2020	Change	2021	2020	Change
Revenues	$327.6	$303.9	$23.7	$522.3	$496.2	$26.1
Costs and expenses:
Direct costs	213.3	207.8	5.5	395.2	428.4	(33.2)
General and administrative expenses	49.4	43.1	6.3	92.0	88.2	3.8
Loss on impairment of assets	7.2	23.8	(16.6)	63.9	27.5	36.4
Operating income (loss)	57.7	29.1	28.6	(28.7)	(47.9)	19.2
Interest income	0.5	0.3	0.2	1.2	0.9	0.3
Interest expense	(13.5)	(25.7)	12.2	(37.1)	(51.0)	13.9
Loss on debt extinguishment	(77.9)	—	(77.9)	(77.9)	—	(77.9)
Loss on derivatives	(53.8)	(1.4)	(52.4)	(24.5)	(0.6)	(23.9)
Other expense, net	(0.1)	(0.4)	0.3	—	(0.5)	0.5
Foreign currency exchange (loss) gain, net	(15.5)	(4.7)	(10.8)	12.7	74.0	(61.3)
Loss on disposal of subsidiaries, net	—	—	—	—	(1.8)	1.8
Loss from continuing operations before income taxes and equity in net income of affiliates	(102.7)	(2.8)	(99.9)	(154.4)	(27.0)	(127.4)
Income tax (expense) benefit	(13.2)	(8.7)	(4.5)	(126.0)	221.3	(347.3)
Equity in net income of affiliates, net of tax	—	—	—	—	0.2	(0.2)
(Loss) income from continuing operations	(115.9)	(11.6)	(104.3)	(280.4)	194.5	(474.9)
Income (loss) from discontinued operations, net of tax	86.7	(300.1)	386.8	86.2	(407.8)	494.0
Net loss	(29.2)	(311.6)	282.4	(194.2)	(213.3)	19.1
Net loss attributable to noncontrolling interests	0.2	3.8	(3.6)	0.2	5.1	(4.9)
Net loss attributable to Laureate Education, Inc.	$(29.0)	$(307.8)	$278.8	$(193.9)	$(208.2)	$14.3

Accretion of redeemable noncontrolling interests and equity	$(0.1)	$0.2	$(0.3)	$(0.1)	$0.2	$(0.3)
Net loss available to common stockholders	$(29.1)	$(307.6)	$278.5	$(194.0)	$(208.1)	$14.1

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	192.0	209.9	(17.9)	196.1	209.9	(13.8)
Diluted weighted average shares outstanding	192.0	209.9	(17.9)	196.1	210.1	(14.0)
Basic and diluted loss per share	$(0.15)	$(1.46)	$1.31	$(0.99)	$(0.99)	$—

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Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS
			% Change		$ Variance Components
For the three months ended June 30,	2021	2020	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$124.3	$114.9	8%	(7)%	$9.4	$(8.0)	$—	$—	$17.4
Peru	201.7	187.6	8%	19%	14.1	35.6	—	—	(21.5)
Corporate & Eliminations	1.6	1.4	14%	14%	0.2	0.2	—	—	—
Total Revenues	$327.6	$303.9	8%	9%	$23.7	$27.8	$—	$—	$(4.1)

Adjusted EBITDA
Mexico	$17.2	$19.7	(13)%	(21)%	$(2.5)	$(4.2)	$(0.7)	$—	$2.4
Peru	113.6	99.2	15%	27%	14.4	26.7	—	—	(12.3)
Corporate & Eliminations	(23.7)	(24.8)	4%	4%	1.1	1.1	—	—	—
Total Adjusted EBITDA	$107.1	$94.1	14%	25%	$13.0	$23.6	$(0.7)	$—	$(9.9)

			% Change		$ Variance Components
For the six months ended June 30,	2021	2020	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$259.7	$269.1	(3)%	(9)%	$(9.4)	$(24.3)	$—	$—	$14.9
Peru	259.2	224.1	16%	27%	35.1	60.6	—	—	(25.5)
Corporate & Eliminations	3.4	3.0	13%	13%	0.4	0.4	—	—	—
Total Revenues	$522.3	$496.2	5%	7%	$26.1	$36.7	$—	$—	$(10.6)

Adjusted EBITDA
Mexico	$34.5	$43.0	(20)%	(11)%	$(8.5)	$(4.6)	$(7.5)	$—	$3.6
Peru	125.2	72.5	73%	91%	52.7	65.7	—	—	(13.0)
Corporate & Eliminations	(42.9)	(50.8)	16%	16%	7.9	7.9	—	—	—
Total Adjusted EBITDA	$116.8	$64.7	81%	107%	$52.1	$69.0	$(7.5)	$—	$(9.4)

(2)	Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2020 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

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Consolidated Balance Sheets

IN MILLIONS	June 30, 2021	December 31, 2020	Change
Assets
Cash and cash equivalents	$427.1	$750.1	$(323.0)
Receivables (current), net	123.5	111.9	11.6
Other current assets	144.3	146.8	(2.5)
Current assets held for sale	202.1	435.0	(232.9)
Property and equipment, net	518.3	578.5	(60.2)
Operating lease right-of-use assets, net	426.9	462.8	(35.9)
Goodwill and other intangible assets	728.0	800.4	(72.4)
Deferred income taxes	102.0	130.6	(28.6)
Other long-term assets	53.4	72.4	(19.0)
Long-term assets held for sale	920.0	1,482.5	(562.5)
Total assets	$3,645.7	$4,970.9	$(1,325.2)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$181.5	$200.9	$(19.4)
Deferred revenue and student deposits	48.6	47.2	1.4
Total operating leases, including current portion	479.6	519.1	(39.5)
Total long-term debt, including current portion	174.4	995.7	(821.3)
Other liabilities	301.0	240.0	61.0
Current and long-term liabilities held for sale	186.3	702.3	(516.0)
Total liabilities	1,371.4	2,705.2	(1,333.8)
Redeemable noncontrolling interests and equity	1.8	1.7	0.1
Total stockholders' equity	2,272.4	2,263.9	8.5
Total liabilities and stockholders' equity	$3,645.7	$4,970.9	$(1,325.2)

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Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2021	2020	Change
Cash flows from operating activities
Net loss	$(194.2)	$(213.3)	$19.1
Depreciation and amortization	49.7	84.3	(34.6)
Loss on impairment of assets	65.1	448.9	(383.8)
(Gain) loss on sales and disposal of subsidiaries and property and equipment, net	(13.5)	36.0	(49.5)
Loss on derivative instruments	24.5	0.6	23.9
Loss on debt extinguishment	78.0	—	78.0
Deferred income taxes	67.0	(226.8)	293.8
Unrealized foreign currency exchange gain	(13.5)	(25.6)	12.1
Income tax receivable/payable, net	(17.9)	(46.3)	28.4
Working capital, excluding tax accounts	(94.3)	(131.0)	36.7
Other non-cash adjustments	66.9	134.6	(67.7)
Net cash provided by operating activities	17.9	61.4	(43.5)
Cash flows from investing activities
Purchase of property and equipment	(20.6)	(49.2)	28.6
Expenditures for deferred costs	(4.4)	(8.3)	3.9
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	725.3	22.5	702.8
Payments on derivatives related to sale of discontinued operations	(50.3)	—	(50.3)
Net cash provided by (used in) investing activities	650.0	(35.0)	685.0
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(877.5)	268.9	(1,146.4)
Proceeds from exercise of stock options	0.4	26.7	(26.3)
Payments to repurchase common stock	(251.4)	(29.2)	(222.2)
Payments of call premiums and debt issuance costs	(33.0)	—	(33.0)
Financing other, net	(1.2)	(3.0)	1.8
Net cash (used in) provided by financing activities	(1,162.7)	263.4	(1,426.1)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(3.4)	(3.9)	0.5
Change in cash included in current assets held for sale	164.9	(66.5)	231.4
Net change in Cash and cash equivalents and Restricted cash	(333.4)	219.3	(552.7)
Cash and cash equivalents and Restricted cash at beginning of period	867.3	97.8	769.5
Cash and cash equivalents and Restricted cash at end of period	$533.9	$317.1	$216.8
Liquidity (including Undrawn Revolver)	$837.1	$277.1	$560.0

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Non-GAAP Reconciliation

The following table reconciles (Loss) income from continuing operations to Adjusted EBITDA:

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2021	2020	Change	2021	2020	Change
(Loss) income from continuing operations	$(115.9)	$(11.6)	$(104.3)	$(280.4)	$194.5	$(474.9)
Plus:
Equity in net income of affiliates, net of tax	—	—	—	—	(0.2)	0.2
Income tax expense (benefit)	13.2	8.7	4.5	126.0	(221.3)	347.3
Loss from continuing operations before income taxes and equity in net income of affiliates	(102.7)	(2.8)	(99.9)	(154.4)	(27.0)	(127.4)
Plus:
Loss on disposal of subsidiaries, net	—	—	—	—	1.8	(1.8)
Foreign currency exchange loss (gain), net	15.5	4.7	10.8	(12.7)	(74.0)	61.3
Other expense, net	0.1	0.4	(0.3)	—	0.5	(0.5)
Loss on derivatives	53.8	1.4	52.4	24.5	0.6	23.9
Loss on debt extinguishment	77.9	—	77.9	77.9	—	77.9
Interest expense	13.5	25.7	(12.2)	37.1	51.0	(13.9)
Interest income	(0.5)	(0.3)	(0.2)	(1.2)	(0.9)	(0.3)
Operating income (loss)	57.7	29.1	28.6	(28.7)	(47.9)	19.2
Plus:
Depreciation and amortization	27.0	18.1	8.9	49.7	37.8	11.9
EBITDA	84.7	47.2	37.5	21.0	(10.1)	31.1
Plus:
Share-based compensation expense (3)	2.6	3.7	(1.1)	4.0	5.3	(1.3)
Loss on impairment of assets (4)	7.2	23.8	(16.6)	63.9	27.5	36.4
EiP implementation expenses (5)	12.6	19.3	(6.7)	27.9	42.1	(14.2)
Adjusted EBITDA	$107.1	$94.1	$13.0	$116.8	$64.7	$52.1

(3)	Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(4)	Represents non-cash charges related to impairments of long-lived assets.

(5)	Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the planned and completed dispositions.

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Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.

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